Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP 18.9 PERCENT
FOR THE YEAR ENDED DECEMBER 31, 2004

Cranbury NJ – January 25, 2005....... 1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the year ended December 31, 2004. For the year ended December 31, 2004, net income reached $3,837,714, or $1.13 cents per diluted share. These results represent a 18.9 percent increase in earnings and a 20.2 percent increase in diluted earnings per share compared to net income of $3,228,500, or $0.94 cents per diluted share reported last year.

For the quarter ending December 31, 2004, net income increased to $1,075,111, or $0.32 cents per diluted share, up 23.2 percent compared to net income of $872,873, or $0.27 cents per diluted share reported in the fourth quarter of last year. All per share amounts have been adjusted to give effect to a five percent stock dividend to stockholders declared December 16, 2004, and a two-for-one common stock split which was declared by 1ST Constitution Bancorp’s Board of Directors on January 20, 2005.

For the year ended December 31, 2004, returns on average equity and average assets were 15.54 percent and 1.22 percent respectively, compared with 14.85 percent and 1.18 percent achieved in 2003.

Net interest income increased by $2,457,693, or 24.5 percent for the year 2004 when compared to last year’s results. Also bolstering earnings for 2004 was a 6.5 percent increase in non-interest income which totaled $2,557,242 for the year, compared to $2,401,349 earned in 2003.

At December 31, 2004, total assets reached $336.8 million, an increase of $43.3 million from total assets at December 31, 2003. Deposits at December 31, 2004 grew to $276.9 million, up from $245.4 million at December 31, 2003.

Robert F. Mangano, President and Chief Executive Officer, attributes higher earnings primarily to management’s ability to broaden its core deposit base, growth in 1ST Constitution Bank’s loan portfolio along all product lines, and continued generation of fee income primarily associated with the company’s residential mortgage origination business and its small business lending activities through the Small Business Loan Administration.

1ST Constitution Bancorp, through its primary subsidiary, 1st Constitution Bank, has total assets of $336.8 million and operates nine branch banking offices in Cranbury (2), Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq National Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Income Statement Data:
Interest income	$4,580	$3,720	$17,016	$14,387
Interest expense	1,231	1,036	4,545	4,374

Net interest income	3,349	2,684	12,471	10,013
Provision for loan losses	60	60	240	240

Net interest income after prov.for loan losses	3,289	2,624	12,231	9,773
Non-interest income	703	526	2,557	2,401
Non-interest expense	2,278	1,789	8,990	7,169

Income before income taxes	1,714	1,361	5,798	5,005
Income tax expense	639	488	1,960	1,777

Net income	$1,075	$873	$3,838	$3,228

Balance Sheet Data:
Total Assets			$335,830	$293,483
Loans, including loans held for sale			220,581	179,356
Allowance for loan losses			2,005	1,787
Securities available for sale			85,589	85,000
Securities held to maturity			12,167	6,191
Deposits			276,887	245,354
Shareholders’ Equity			26,790	23,585

Performance Ratios:
Return on average assets	1.28%	1.19%	1.22%	1.18%
Return on average equity	16.33%	14.85%	15.54%	14.85%
Efficiency ratio	56.2%	55.7%	59.8%	57.7%
Net interest margin	4.31%	3.93%	4.25%	3.94%

Asset Quality:
Loans past due over 90 days and still accruing			$63	$0
Nonaccrual loans			1,049	331
OREO property			0	9
Net charge-offs (recoveries)			(21)	(123)
Allowance for loan losses to total loans			0.91%	1.09%
Nonperforming loans to total loans			0.50%	0.20%

Per Share Data:
Earnings per share (Basic)	$0.33	$0.28	$1.17	$0.99
Earnings per share (Diluted)	$0.32	$0.27	$1.13	$0.94
Book value per share			$8.11	$7.18

(1)	All share information has been restated for the effect of (i) a 5% common stock dividend declared on December 16, 2004 payable on January 31, 2005 to shareholders of record on January 18, 2005, and (ii) a two-for-one stock common stock split in the form of a common stock dividend declared on Janaury 20, 2005 and payable on February 28, 2005 to shareholders of record on February 10, 2005.

The table below reflects net income per share as of December 31, 2004, 2003 and 2002 both not as adjusted and as adjusted for the effect of the Company’s two-for-one common stock split in the form of a common stock dividend declared on January 20, 2005 and payable on February 28, 2005 to shareholders of record on February 10, 2005 and for the effect of a 5% common stock dividend declared on December 16, 2004 and payable on January 31, 2005 to shareholders of record on January 18, 2005.

1st Constitution Bancorp
Summary of the Effect on Per Share Amounts -- Pre and Post Stock Split and Stock Dividend
Years 2004, 2003 and 2002

Pre-Stock Split and Stock Dividend:	2004	2003	2002

Net income	$3,837,714	$3,228,500	$2,687,322
Net income per share :
Basic	$ 2.46	$ 2.07	$ 1.74
Diluted	$ 2.36	$ 1.97	$ 1.65
Weighted Average Shares Outstanding :
Basic	1,563,968	1,560,601	1,544,846
Diluted	1,625,495	1,636,798	1,629,361

Post-Stock Split and Stock Dividend:	2004	2003	2002

Net income	$3,837,714	$3,228,500	$2,687,322
Net income per share :
Basic	$ 1.17	$ 0.99	$ 0.83
Diluted	$ 1.13	$ 0.94	$ 0.79
Weighted Average Shares Outstanding :
Basic	3,284,332	3,277,262	3,244,176
Diluted	3,413,540	3,437,276	3,421,658